UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015 (February 4, 2015)

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	000-22490	62-1120025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

430 Airport Road Greeneville, Tennessee	37745
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 636-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.  REGISTRANT'S BUSINESS AND OPERATIONS.

Item 1.01. Entry into a Material Definitive Agreement.
On February 4, 2015, Forward Air, Inc., a Tennessee corporation ("Forward Air"), and wholly-owned subsidiary of Forward Air Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among CLP Towne Inc. (“Towne”), Forward Air, FAC Subsidiary, Inc., a wholly-owned subsidiary of Forward Air (“Merger Co”), ZM Private Equity Fund I, L.P., as the equity holders’ representative, and the Indemnifying Equity Holders party thereto. The Merger Agreement provides for the acquisition of Towne by Forward Air pursuant to the merger of Merger Co with and into Towne, with Towne as the surviving corporation (the “Merger”). Upon completion of the Merger, Towne will be an indirect, wholly-owned subsidiary of Forward Air Corporation.
Forward Air will pay aggregate cash consideration of approximately $125 million in the Merger, subject to customary closing adjustments. The purchase price may be increased or reduced based upon Towne’s net working capital as of the closing date. The Merger Agreement also provides that $16.5 million of the $125 million purchase price will be placed into an escrow account, with $2.0 million of such amount being available to settle any shortfall in Towne’s net working capital and with $14.5 million of such amount being available for a period of time to settle certain possible claims against Towne’s common stockholders for indemnification. To the extent the escrow fund is insufficient, certain equity holders have agreed to indemnify Forward Air, subject to certain limitations set forth in the Merger Agreement, as a result of inaccuracies in or breaches of certain of Towne’s representations, warranties, covenants and agreements and other matters. Forward Air intends to finance the Merger with borrowings under its credit facility.
The Merger Agreement contains customary representations and warranties as well as covenants by each of the parties. The Merger is expected to close in the first quarter of 2015, subject to the satisfaction of closing conditions, including among others the continuing accuracy of representations and warranties, compliance with covenants and agreements in the Merger Agreement and the execution of restrictive covenants agreements by certain equity holders.
The foregoing is a summary description of certain terms of the Merger Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.
The Merger Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual, business or operational information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such Merger Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including, to the extent agreed by the parties, being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the Merger Agreement and (ii) contained in the disclosure schedules to the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
SECTION 2. FINANCIAL INFORMATION.
Item 2.02. Results of Operations and Financial Condition.
On February 4, 2015, the Company issued a press release that included the preannouncement of its 2014 fourth quarter and year end results. A copy of the press release is included as Exhibit 99.1 hereto. The information under the caption entitled “Fourth Quarter, Full Year 2014 Results Preannouncement and Full Year 2015 Guidance” is hereby incorporated by reference.
SECTION 8. OTHER EVENTS.
Item 8.01. Other Events.

A press release announcing the execution of the Merger Agreement was issued by the Company on February 4, 2015, a copy of which is included as Exhibit 99.1 hereto. The information under the caption entitled “Acquisition of CLP Towne Inc.” is hereby incorporated by reference.
SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being furnished as part of this Current Report.

No.	Exhibit
2.1
Agreement and Plan of Merger, dated February 4, 2015 by and among CLP Towne Inc., Forward Air, Inc., FAC Subsidiary, Inc., ZM Private Equity Fund I, L.P., as the Equity Holders’ Representative, and the Indemnifying Equity Holders party thereto*

99.1	Press Release of Forward Air Corporation dated February 4, 2015.

*The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the U.S. Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION
Date: February 5, 2015	By:	/s/ Rodney L. Bell
Rodney L. Bell
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit
2.1
Agreement and Plan of Merger, dated February 4, 2015 by and among CLP Towne Inc., Forward Air, Inc., FAC Subsidiary, Inc., ZM Private Equity Fund I, L.P., as the Equity Holders’ Representative, and the Indemnifying Equity Holders party thereto

99.1	Press Release of Forward Air Corporation dated February 4, 2015.